Ex. T3A.26

V63883-0
VERMONT
SECRETARY OF STATE
2001 MAY - 2 AM 9:47

ARTICLES OF INCORPORATION (Vermont profit T.11A, 2.02)

Location: Heritage 1 Bldg. Mail: 81 River Street, Drawer 09, Montpelier, VT 05609-1104; Telephone:(802) 828-2386

Corporate name	SL Uno Burlington, Inc.
(the name must end with: corporation, incorporated, company, limited or an abbrev. thereof)

Name of registered agent	C T Corporation System
A registered agent is an individual or a domestic or foreign corporation, profit or non-profit, whose business office is identical to the address of the registered office. The registered office must be located in Vermont. A registered agent receives various kinds of legal notices, including service of process for the corporation. A corporation cannot act as its own registered agent.

Street address of registered office:	c/o C T Corporation System, 148 College Street

City	Burlington	, Vermont (zip)	05401

The fiscal year ends the month of: September 30 (DEC will be designated as the month your year ends unless you state differently.) Every corporation has perpetual duration, unless otherwise stated.

Check one:	X	General (T.11A)	Professional (T.11,Ch.3)	Close (T.11A,Ch.20)

Number of shares the corporation is authorized to issue:	100

Classes of shares (common/preferred/etc.) & number of shares authorized to issue, in each:

Common, 100
One or more classes of shares that together have unlimited voting rights:

n/a

One or more classes of shares (which may be the same class with voting rights) that together are entitled to receive the net assets of the corporation upon dissolution.

Close Corporations (11VSA, Chapter 20) The provisions of title 11A, other than those set forth in Chapter 20, shall apply to close corporations in the absence of a contrary or inconsistent provision in Chapter 20. A corporation whose status as a close corporation terminates immediately becomes subject to the obligations and rights of a general corporation.

In addition to the other information required herein, a close corporation must include the following information in its articles: (1)"this corporation is a close corporation"; (2) that all the corporation's issued and outstanding stock of all classes shall be held by not more than a specified number of persons, not exceeding 35; (3) that each certificate for shares shall conspicuously note the fact that the corporation is a close corporation; (4) provisions, if any, setting forth restrictions on shares transfer; (5) whether dissolution occurs upon the occurrence of a specified event or contingency; (6) whether are limited or whether the corporation will be managed without a board of directors; (7) provide that there shall be no offering of any of its shares for "public offering"; and (8) that all issued and outstanding shares of all classes be represented by certificates.

Include Close corp info here

Annual Report: Each corporation under this title is required to file an annual report within 2- 1/2 months of the close of its fiscal year end. Failure to file will result in termination of the its charter. A pre-printed form will be mailed to your agent when the report is due.

Purpose: Every corporation is considered as being organized for the purpose of engaging in any lawful business unless a more limited purpose is set forth in the articles of incorporation. Corporations engaging in businesses that are subject to regulation by certain State agencies may incorporate only if permitted by, and subject to all limitations of the statutes which control these businesses. These corporations include: (1) banks, savings and loan associations, credit unions, and other financial institutions regulated under Title 8; (2) insurance companies regulated under Title 8; (3) public service utilities regulated under Title 30; (4) railroad companies regulated under Title 19; and (5) professional corporations regulated under T.11 ch 3.

State the purpose here.	to own and operate restaurants.

Professional Corporations: (11 VSA, Ch 3) Professional corporations must provide the following additional information: the name, address, license number and expiration date of license for each incorporator, officer, director and shareholder. (A certificate from the proper regulating board must be attached)

Name, Title, License #, Expiration date, Address:

1.

2.

Directors names and addresses: A board of directors of a corporation which is not a close corporation dispensing with a board of directors must consist of three or more individuals. If the number of shareholders in any corporation is less than three, the number of directors may be as few as the shareholders. Listing the initial directors is optional.

1.	Aaron D. Spencer, 69 Farlow Road, Newton, MA 02159

2.	Walter L. Barron, Jr., 20 Jeniper Ridge, Shelburne, VT 05482

3.	Patricia A. Barron, 20 Jeniper Ridge, Shelburne, VT 05482
One or more natural persons of majority age (18) may act as incorporator by signing here. Incorporators Signature & address:

$75.00 fee. Type or print & file in duplicate. If a delayed effective date is not specified, it is effective the date it is approved. A delayed date cannot be later than 90 days after filing.
Effective date _____________________________________fee of $_____________has been paid.

VERMONT SECRETARY OF STATE 2001 MAY - 2 AM 9:48